Exhibit 10.36

Execution Copy

EPIRUS BIOPHARMACEUTICALS, INC.

As Vendor

-  and  -

TARO PHARMACEUTICALS INC.

As Purchaser

- Regarding –

ZALICUS PHARMACEUTICALS LTD.

SHARE PURCHASE AGREEMENT

OCTOBER 1, 2015

TABLE OF CONTENTS

Article 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Construction	10
1.3	Certain Rules of Interpretation	10
1.4	Knowledge	11
1.5	Computation of Time	11
1.6	Performance on Business Days	11
1.7	Calculation of Interest	11
1.8	Currency and Payment	11
1.9	Accounting Terms	12
1.10	Schedules	12
Article 2 PURCHASE AND SALE OF PURCHASED SHARES		12
2.1	Agreement to Purchase and Sell	12
2.2	Purchase Price and Purchase Price Allocation	12
2.3	Payment of Purchase Price	12
Article 3 CLOSING ARRANGEMENTS		13
3.1	Closing	13
3.2	Vendors' Closing Deliveries	13
3.3	Purchaser's Closing Deliveries	13
Article 4 CONDITIONS OF CLOSING		13
4.1	Conditions for the Benefit of the Purchaser	13
4.2	Conditions for the Benefit of the Vendors	15
4.3	Waiver of Conditions of Closing	16
Article 5 REPRESENTATIONS AND WARRANTIES		16
5.1	Representations and Warranties of the Vendors	16
5.2	Representations and Warranties of the Vendors Relating to the Corporation	18
5.3	Representations and Warranties of the Purchaser	25
5.4	Survival of Representations, Warranties and Covenants of the Vendors	26
5.5	Survival of the Representations, Warranties and Covenants of the Purchaser	27
5.6	Termination of Liability	27
Article 6 COVENANTS		28
6.1	Transfer of Documentation	28
6.2	Records and Audit Rights	28
6.3	Post-Closing Covenant	29
Article 7 TAX MATTERS		30
7.1	Preparation and Filing of Tax Returns	30
7.2	Notification Requirements	30
7.3	Vendors Indemnification	30
7.4	Purchaser's Contest Rights	31
7.5	Vendors' Contest Rights	31
7.6	Indemnification Procedures	32
7.7	US Tax Matters	32
Article 8 INDEMNIFICATION		32
8.1	Indemnification by the Vendors	32
8.2	Indemnification by the Purchaser	33

8.3	Threshold and Limitations	33
8.4	Notice of Claim	34
8.5	Third Party Claims	35
8.6	Direct Claims	36
8.7	Waiver	37
8.8	Duty to Mitigate and Subrogation	37
8.9	Obligation to Reimburse	37
8.10	Exclusivity	38
8.11	Set-Off	38
8.12	Trust and Agency	38
ARTICLE 9 GENERAL		38
9.1	Confidentiality of Information	38
9.2	Public Announcements	40
9.3	Disclosure and Consultation	40
9.4	Expenses	40
9.5	Best Efforts	40
9.6	No Third Party Beneficiary	40
9.7	Entire Agreement	41
9.8	Non-Merger	41
9.9	Time of Essence	41
9.10	Amendment	41
9.11	Waiver of Rights	41
9.12	Jurisdiction	41
9.13	Governing Law	41
9.14	Notices	42
9.15	Assignment	43
9.16	Further Assurances	43
9.17	Severability	43
9.18	Successors	44
9.19	Counterparts	44

ii

SHARE PURCHASE AGREEMENT dated as of the 1st day of October, 2015

BETWEEN:

EPIRUS BIOPHARMACEUTICALS INC.

As Vendor

-  and  -

TARO PHARMACEUTICALS INC.

As Purchaser

- Regarding –

ZALICUS PHARMACEUTICALS LTD.

RECITALS:

A.          Zalicus Pharmaceuticals Ltd. (the "Corporation") is a corporation continued under the laws of Ontario that carries on the business of research, development, commercialization and licensing of pharmaceutical drugs.

B.          The Vendor owns all of the issued and outstanding shares of the Corporation.

C.          The Vendor wishes to sell and the Purchaser wishes to purchase all of the shares of the Corporation owned by the Vendor.

THE PARTIES AGREE AS FOLLOWS:

Article 1
INTERPRETATION

1.1          Definitions.  In this Agreement, including the Recitals to this Agreement, unless the context otherwise requires:

(1)          "Affiliate" means an affiliated body corporate within the meaning of the following:

(a)          one body corporate is affiliated with another body corporate if one of them is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is controlled by the same person; and

(b)          if two bodies corporate are affiliated with the same body corporate at the same time, they are deemed to be affiliated with each other.

For purposes of this definition, a body corporate is controlled by a person or by two or more bodies corporate if (i) securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate, are held, other than by way of security only, by or for the benefit of that person or by or for the benefit of those bodies corporate; and (ii) the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate.  For the purposes of this definition, a body corporate is a subsidiary of another body corporate if (i) it is controlled by (A) that other body corporate, (B) that other body corporate and one or more bodies corporate each of which is controlled by that other body corporate, or (C) two or more bodies corporate each of which is controlled by that other body corporate; or (ii) it is a subsidiary of a body corporate that is a subsidiary of that other body corporate.

(2)        "Agreement" means this share purchase agreement, including all Schedules, Appendices and Exhibits to this share purchase agreement, as amended, supplemented, restated and replaced from time to time in accordance with its provisions.

(3)        "AnaBios License" means the exclusive license agreement dated as of June 17, 2014 between the Corporation and AnaBios Corporation, which agreement was assigned to and assumed by the Vendor prior to Closing as part of the Related Transactions.

(4)        "Applicable Law" means:

(a)          any domestic (federal, provincial or municipal) or foreign statute, law (including common and civil law), code, ordinance, rule, regulation, order-in-council, restriction or by-law (zoning or otherwise);

(b)          any judgment, order, writ, injunction, directive, decision, ruling, decree or award;

(c)          any regulatory policy, practice, standard  or guideline;

(d)          any published administrative position; or

(e)          any Permit;

of any Governmental Authority, binding on the Person referred to in the context in which the term is used or binding on the property of that Person.

(5)        "Approvals" means franchises, licences, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, Permits, and other permits and approvals.

(6)        "Assets" means all undertakings, property, assets, rights and interests of the Corporation, including the following:

(a)           all personal property owned or leased by the Corporation;

(b)          all rights and interests of the Corporation under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Assets;

(c)          work in process and all accounts receivable, notes receivable, book debts and other debts due or occurring due to the Corporation, and the full benefit of any related security;

(d)          the Intellectual Property;

(e)          all rights and interests of the Corporation in and to all Contracts to which it is a party or by which any of the Assets is bound or affected;

(f)          all Approvals issued to the Corporation;

(g)          the Books and Records;

(h)          all prepaid charges, deposits, sums and fees paid by the Corporation before the Effective Time;

(i)          all goodwill of the Corporation, including the present telephone numbers, internet domain addresses and other communications numbers and addresses of the Corporation; and

(j)          all proceeds of any or all of the foregoing received or receivable after the Effective Time.

(7)        "Balance Sheet" means the balance sheet of the Corporation as at the Financial Statements Date contained in the Financial Statements of the Corporation for the financial year ended on that date.

(8)        "Books and Records" means all books, records, files and papers of the Corporation including title documentation, computer data, financial and Tax working papers, financial and Tax books and records, business reports, business plans and projections, sales and advertising materials, sales and purchases records and correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel and employment records, minute and share certificate books, all other documents and data (technical or otherwise) relating to the Corporation or the Assets, and all copies and recordings of the foregoing.

(9)        "Business" means the business consisting of the research, development, commercialization and licensing of pharmaceutical drugs carried on by the Corporation up to the Closing Date.

(10)      "Business Day" means any day, except Saturdays and Sundays, on which banks are generally open for non-automated business:

(a)          for purposes of Section 9.14, in the place specified in that Section; and

(b)          for all other purposes in this Agreement, in Toronto and Vancouver, Canada.

(11)       "Cavion" means Cavion LLC and any Affiliate of Cavion LLC.

(12)      "Claim" means any act, omission or state of facts and any demand, action, investigation, inquiry, suit, proceeding, claim, assessment, judgment or settlement or compromise relating thereto which may give rise to a right of indemnification under this Agreement.

(13)      "Closing" means the completion of the Transactions on the Closing Date in accordance with this Agreement.

(14)      "Closing Certificates" has the meaning attributed to that term in Section 5.4(a).

(15)      "Closing Date" means October 1, 2015 or such other date as may be agreed to by the Parties in writing.

(16)      "Commercially Reasonable Efforts" means any one or more of the following activities in furtherance of the Z944 Product: research and development activities; experiments; preclinical testing and related activities; preparing trial designs; clinical trial setup (including site preparation and procurement of supplies); recruiting patients; clinical trials; patient monitoring; patient application updates and filings; data review and analysis; activities and processes relating to regulatory approvals; producing reports in connection with clinical models, trials and data; processing clinical data; producing development plans; executing and implementing development plans; manufacturing prototypes; evaluating the effectiveness and applicability of the Z944 Product; executing investigational new drug applications, evaluating risk and reward parameters; evaluating the Z944 Product’s commercial viability; developing licensing models; conducting the studies required to achieve Federal Drug and Administration ( “FDA”), European Medicine Agency (“EMA”) approval or similar approvals in any country other than the United States or Europe; producing documents required for regulatory approvals; raising finances for the business of the Purchaser; and initiation and planning activities for any of the foregoing.

(17)      "Constating Documents" means, with respect to any Person, its articles or certificate of incorporation, amendment, amalgamation or continuance, memorandum and articles of association, letters patent, supplementary letters patent, by-laws, partnership agreement, limited liability company agreement or other similar document, and all unanimous shareholder agreements, other shareholder agreements, voting trusts, pooling agreements and similar Contracts, arrangements and understandings applicable to the Person's Equity Interests, all as amended, supplemented, restated and replaced from time to time.

(18)      "Contract" means any agreement, contract, indenture, lease, occupancy agreement, deed of trust, licence, option, undertaking, promise or any other commitment or obligation, whether oral or written, express or implied, other than a Permit.

(19)       "Corporation" has the meaning attributed to that term in the Recitals.

(20)       "CRA" means the Canada Revenue Agency or any successor agency.

(21)       "Development Milestone Payments" has the meaning given to it in Exhibit 3.

(22)      "Direct Claim" means any Claim by an Indemnitee against an Indemnitor which does not result from a Third Party Claim.

(23)      "Effective Time" means 12:01 a.m. on the Closing Date.

(24)      "ETA" means the Excise Tax Act (Canada).

(25)      "Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, prior claim, adverse claim, exception, reservation, restrictive covenant, agreement, easement, lease, licence, right of occupation, option, right of use, right of first refusal, right of pre-emption, privilege or any matter capable of registration against title or any Contract to create any of the foregoing.

(26)      "Equity Interests" means, with respect to any Person, any and all present and future shares, units, trust units, partnership or other interests, participations or other equivalent rights in that Person's equity or capital, however designated and whether voting or non-voting.

(27)      "Field" means all applications of the Z944 Product in humans for any purpose.

(28)      "Financial Statements" means the internally prepared financial statements of the Corporation as at and for the financial years ended July 14, 2014 and December 31, 2014, consisting of the balance sheet and income statement, copies of which financial statements are attached as Schedule 1.1(27).

(29)      "Financial Statements Date" means December 31, 2014.

(30)      "Fundamental Representations"  has the meaning attributed thereto in Section 5.4(a).

(31)      "GAAP", when used in respect of accounting terms or accounting determinations relating to a Person, means generally accepted accounting standards which are established and administered from time to time by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.

(32)      "GST/HST" means all taxes payable under Part IX of the ETA (including where applicable both the federal and provincial portion of those taxes) or and under any provincial legislation imposing a similar value added or multi-staged tax.

(33)      "Governmental Authority" means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, body, organization or agency, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government.

(34)       "Indemnitee" means any Person entitled to indemnification under this Agreement.

(35)       "Indemnitor" means any Party obligated to provided indemnification under this Agreement.

(36)      "Indemnification Notice" means written notice by an Indemnitee to the applicable Indemnitor or Indemnitors of a Third Party Claim or Direct Claim, as the case may be.

(37)      "Intellectual Property" means, individually and collectively, howsoever created and wherever located:

(a)          all domestic and foreign patents and applications thereof and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof;

(b)          all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, schematics and customer lists, and all documentation relating to any of the foregoing;

(c)          all copyrights, copyright registrations and applications thereof, and all other rights corresponding thereto throughout the world;

(d)          all trade names, domain names, corporate names, trade dress, distinguishing guises, logos, slogans, brand names, trade-marks (whether registered or common law and whether used with wares or services and including the goodwill attaching to such  trade-marks) and registrations and applications for registration thereof;

(e)          all computer programs, applications, databases and software (both in source code and object code form) and any proprietary rights in those computer programs, applications, databases and software, including documentation and other materials related thereto; and

(f)          other intellectual or industrial property whatsoever;

(g)          all rights to sue for past, present and future infringements or misappropriations of any of the foregoing;that are owned or used by the Corporation including the Z944 Assets.

(38)      "Interim Financial Statements" means the internally prepared monthly financial statements of the Corporation as at and for the period ended March 31, 2015 and August 31, 2015, copies of which financial statements are attached as Schedule 1.1(38).

(39)      "Licensee" means any Third Party to whom the Purchaser or its Affiliates grant any license for the rights to the Z944 Assets or the Z944 Product.

(40)      "Losses" means any and all loss, liability, obligation, damage, cost, expense, charge, fine, penalty or assessment, suffered, incurred, sustained or required to be paid by the Person seeking indemnification (including lawyers', experts' and consultants' fees and expenses), directly resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, investigation, inquiry, arbitration award, grievance, demand, assessment, judgment, settlement or compromise relating thereto, but: (i) excluding any contingent liability until it becomes actual; (ii) reduced by any net Tax benefit; and (iii) reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Persons.

(41)      "Material Adverse Change" or "Material Adverse Effect" means, with respect to any event, matter or circumstance, any change or effect that individually or when taken together with all other changes or effects that have occurred during any relevant period of time before the determination of the occurrence of that change or effect, is or is reasonably likely to be materially adverse to the Business, the business currently contemplated to be conducted by the Corporation, the Assets, and the operations, liabilities, capital, prospects, condition (financial or otherwise) or results of operation, of the Corporation.

(42)      "Net Sales" means the gross sales revenue received by the Purchaser,  its Affiliates or its Licensees from Third Parties or customers for sales of the Z944 Product, less the following reasonable and customary deductions: (a) trade discounts and rebates, (b) credits or allowances actually credited to Third Parties for returned, recalled, damaged or destroyed Z944 Product, (c) sales and excise taxes and other taxes paid by the Purchaser, its Affiliates, which taxes are based or levied on the sales price of Z944 Product, and (d) transportation, packaging, shipping and reasonable and customary handling fees.

(43)      "Other Agreements" has the meaning attributed to that term in Section 9.7.

(44)      "Parties" means collectively, the Vendor and the Purchaser, and "Party" means any of them.

(45)      "Permits" means franchises, licences, qualifications, authorizations, consents, certificates, certificates of authorization, decrees, orders-in-council, registrations, exemptions, consents, variances, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, permits and other approvals, obtained from, issued by or required by a Governmental Authority.

(46)      "Person" is to be broadly interpreted and includes an individual, a corporation, a partnership, a joint venture, a trust, an association, a syndicate, an unincorporated organization, a Governmental Authority, an executor or administrator or other legal or personal representative, or any other juridical entity.

(47)      "Post-Closing Period" means the taxation period of the Corporation that is deemed pursuant to subsection 249(4) of the Tax Act to commence at the time Purchaser acquires control of the Corporation and each subsequent taxation period.

(48)      "Pre-Closing Period" means any taxation period that is not a Post-Closing period.

(49)      "Proceeding" means:

(a)          any suit, action, dispute, investigation, claim, arbitration, order, summons, citation, directive, charge, demand or prosecution, whether legal or administrative;

(b)          any other proceeding; or

(c)          any appeal or application for review;

at law or in equity or before or by any Governmental Authority.

(50)        "Prime Rate "  means prime rate index published in the Wall Street Journal from time to time.

(51)        "Promissory Note " has the meaning attributed to that term in Section 2.2.

(52)        "Purchase Price" has the meaning attributed to that term in Section 2.2.

(53)        "Purchased Shares" means all of the issued and outstanding shares in the capital of the Corporation.

(54)        "Purchaser" means Taro Pharmaceuticals Inc., a corporation existing under the laws of Ontario.

(55)        "Purchaser Indemnitees" means the shareholders and Representatives of the Purchaser, and related Persons, and following the Closing includes the Corporation.

(56)         "Purchaser's Counsel" means Borden Ladner Gervais LLP.

(57)         "Related Transactions" means all steps and transactions listed on Exhibit 1 to be completed in connection with the Closing.

(58)         "Reports" has the meaning given to it in Section 6.2.

(59)         "Reporting Period" has the meaning given to it in Section 6.2.

(60)        "Representatives" means, with respect to any Party, its Affiliates and, if applicable, its and their respective directors, officers, employees, agents and other representatives.

(61)         "Royalty Payments" has the meaning given to it in Exhibit 3.

(62)        "Sales Milestone Payments" has the meaning given to it in Exhibit 3.

(63)       "Tax Act" or any reference to a specific provision thereof means the Income Tax Act (Canada) and legislation of any legislature of any province or territory of Canada and any regulations thereunder in force of like or similar effect.

(64)      "Taxes" means taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof (including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, gains, capital stock, production, gift, wealth, environment, net worth, utility, sales, goods and services, harmonized sales, use, consumption, valued-added, excise, stamp, withholding, premium, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, surtaxes, customs duties and import and export taxes, development, occupancy, social services, licence, franchise and registration fees and employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions), and "Tax" has a corresponding meaning.

(65)      "Tax Returns" means all returns, declarations, designations, forms, schedules, reports, elections, notices, filings, statements (including withholding tax returns and reports and information returns and reports) and other documents of every nature whatsoever filed or required to be filed with any Governmental Authority with respect to any Taxes together with all amendments  and supplements thereto.

(66)       “Third Party” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

(67)      "Third Party Claim" means any Claim asserted against an Indemnitee by any Person who is not a Party or an Affiliate of a Party.

(68)      "Transactions" means the purchase and sale of the Purchased Shares and all other transactions contemplated by this Agreement.

(69)      "Transmission" has the meaning attributed to that term in Section 9.14(1).

(70)      “Updated Z944 Assets”  means the Z944 Product as such assets may have been further developed by or at the request of the Purchaser, its affiliate or Licensees from and after the Closing Date, together with all such updated formulations and uses thereof, and all such updated related synthetic processes, including but not limited to, files, records data, reports, lab notes, notebooks, information, inventory, and all intellectual property, contractual and property rights relating to the foregoing.

(71)        "Vendor" means Epirus Biopharmaceuticals, Inc., a corporation incorporated under the laws of Delaware.

(72)       "Vendor Indemnitees" means the shareholders and the Representatives of the Vendor, and related Persons.

(73)       "Vendor's Counsel" means Blake, Cassels & Graydon LLP.

(74)       "Z944 Assets" means the Z944 patents and patent applications and other related assets more particularly described in the attached Exhibit 4.

(75)       "Z944 Payments" has the meaning given to it in Exhibit 3.

(76)      "Z944 Product" means a pharmaceutical product derived from the Z944 Assets or any composition, physical product, device, process, method, service, technical application development or the like in the Field that is derived therefrom.

1.2        Construction.  This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party does not apply to the construction or interpretation of this Agreement.

1.3          Certain Rules of Interpretation.  In this Agreement:

(a)          the division into Articles and Sections and the insertion of headings and the Table of Contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement;

(b)          the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement and not to any particular portion of this Agreement; and

(c)          unless specified otherwise or the context otherwise requires:

(i)           references to any Article, Section or Schedule are references to the Article or Section of, or Schedule to, this Agreement;

(ii)        "including" or "includes" means "including (or includes) but is not limited to" and is not to be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

(iii)       “the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of";

(iv)         references to Contracts are deemed to include all present amendments, supplements, restatements and replacements to those Contracts;

(v)          references to any legislation, statutory instrument or regulation or a section thereof are references to the legislation, statutory instrument,

regulation or section as amended, re-enacted, consolidated or replaced from time to time;

(vi)          words in the singular include the plural and vice-versa and words in one gender include all genders.

1.4         Knowledge.  In this Agreement, any reference to the knowledge of the Vendor means to the actual knowledge of the following individuals, without making any inquiries regarding the relevant matter and excluding any deemed knowledge: (i) Mark Corrigan, Chairman of the Vendor (and formerly Chief Executive Officer of Zalicus, Inc.), (ii) Amit Munshi, President and Chief Executive Officer of the Vendor, (iii) Thomas Shea, Chief Financial Officer of the Vendor, (iv) Robert Ticktin, Senior Vice President and General Counsel of the Vendor and (v) Edward Scott, Director of Finance and Strategy of the Vendor.

1.5          Computation of Time.  In this Agreement, unless specified otherwise or the context otherwise requires:

(a)          a reference to a period of days is deemed to begin on the first day after the event that started the period and to end at 5:00 p.m. on the last day of the period, but if the last day of the period does not fall on a Business Day, the period ends at 5:00 p.m. on the next succeeding Business Day;

(b)          all references to specific dates mean 11:59 p.m. on the dates;

(c)          all references to specific times are references to Eastern Standard time; and

(d)          with respect to the calculation of any period of time, references to "from" mean "from and excluding" and references to "to" or "until" mean "to and  including".

1.6          Performance on Business Days.  If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, the action is valid if taken on or by the next succeeding Business Day.

1.7          Calculation of Interest.  In calculating interest payable under this Agreement for any period of time, the first day of the period is included and the last day is excluded.

1.8          Currency and Payment.  In this Agreement, unless specified otherwise:

(a)          references to dollar amounts or "$" are to Canadian dollars;

(b)          any payment is to be made by an official bank draft drawn on a Canadian chartered bank, wire transfer or any other method (other than cash payment) that provides immediately available funds; and

(c)          except in the case of any payment due on the Closing Date, any payment due on a particular day must be received and available by 2:00 p.m. on the due date and any payment received and available after that time is deemed to have been made and received on the next succeeding Business Day.

1.9          Accounting Terms.  In this Agreement, unless specified otherwise, each accounting term has the meaning assigned to it under GAAP.

1.10       Schedules.  The following Schedules are attached to and form part of this Agreement:

Schedule 1.1(27)	Financial Statements
Schedule 1.1(38)	Interim Financial Statements
Schedule 4.1(1)(d)(v)	Form of Release
Schedule 5.2(3)	Capital of Corporation
Schedule 5.2(8)	Subsidiaries and Predecessors
Schedule 5.2(11)	Intellectual Property
Schedule 5.2(22)	Directors and Officers
Exhibit 1	Related Transactions
Exhibit 2	Promissory Note
Exhibit 3	Z944 Payments Schedule
Exhibit 4	Z944 Assets

Article 2
PURCHASE AND SALE OF PURCHASED SHARES

2.1          Agreement to Purchase and Sell.  Subject to the terms and conditions of this Agreement, as of the Effective Time the Vendor hereby sells to the Purchaser and the Purchaser hereby purchases from the Vendor, all of the Purchased Shares, constituting all of the issued and outstanding shares in the capital of the Corporation, free and clear of all Encumbrances.

2.2          Purchase Price.

(1)          Subject to the terms and conditions of this Agreement, the aggregate purchase price (the "Purchase Price") to be paid by the Purchaser to the Vendor for the Purchased Shares is $10,000,000.00 plus any applicable Z944 Payments (and for greater clarification, the Z944 Payments shall be only be payable by the Purchaser so long as any of the following Persons own or control the Z944 Assets or Z944 Products: (i) the Purchaser, (ii) any Affiliate of the Purchaser, (iii) any successor of the Purchaser or any successor of any Affiliate of the Purchaser, or (iv) any Person other than the Vendor or the Vendor’s Affiliate who acquires the Z944 Assets or Z944 Products from any Person described in the foregoing clauses (i) to (iii)).

2.3         Payment of Purchase Price.

(1)          The Purchaser shall pay and satisfy the Purchase Price

(a)          by payment at Closing to or to the order of the Vendor of the amount of $5,000,000.00 by wire transfer of immediately available funds to an account designated by the Vendor no less than three (3) Business Days prior to the Closing Date;

(b)          the execution and delivery by the Purchaser on Closing of a non-interest bearing promissory note in the principal amount of $5,000,000.00 in the form attached hereto as Exhibit 2 (“Promissory Note”); and

(c)          by payment of applicable Z944 Payments in accordance with Exhibit 3 attached hereto.

Article 3
CLOSING ARRANGEMENTS

3.1          Closing.  Subject to the satisfaction or waiver by the applicable Party of the conditions set out in Article 4, the Parties shall hold the Closing on the Closing Date via the electronic transfer of documents.

3.2          Vendor's Closing Deliveries.  At Closing, the Vendor shall deliver or cause to be delivered to the Purchaser all certificates, agreements, documents and instruments as required under Section 4.1(1)(d).

3.3          Purchaser's Closing Deliveries.  At Closing, the Purchaser shall deliver or cause to be delivered to the Vendor all payments, certificates, agreements, documents and instruments as required under Section 4.2(1)(d).

Article 4
CONDITIONS OF CLOSING

4.1          Conditions for the Benefit of the Purchaser.

(1)          The Purchaser shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the Effective Time on the Closing Date:

(a)          the Vendor has complied with or performed all of the obligations, covenants and agreements under this Agreement to be complied with or performed by the Vendor on or before the Closing Date, to the satisfaction of the Purchaser, acting reasonably;

(b)          all of the Related Transactions that are to be completed prior to the Closing shall have been executed, delivered and completed;

(c)          there is no injunction or restraining order issued preventing, and no pending or threatened Proceeding, against any Party, for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of the Transactions is improper or would give rise to a Proceeding, under any Applicable Law or under any Contract;

(d)          the Vendor has caused to be delivered to the Purchaser the following:

(i)          certificates representing the Purchased Shares, accompanied by stock transfer powers duly executed in blank or duly executed instruments of transfer, and all such other assurances, consents and other documents as the Purchaser reasonably requests to effectively transfer to the Purchaser title to the Purchased Shares free and clear of all Encumbrances;

(ii)         original share registers, share transfer ledgers, minute books and corporate seals (if any) of the Corporation;

(iii)         all other Books and Records in the possession or control of the Vendor;

(iv)         a certified copy of a resolution of the directors of the Corporation consenting to the transfer of the Purchased Shares from the Vendor to the Purchaser as contemplated by this Agreement and authorizing the execution, delivery and performance of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered  by the Corporation, and a certificate of a senior officer of the Corporation certifying the share register of the Corporation as of immediately prior to the Closing;

(v)          a full and final mutual release by the Vendor as shareholder of the Corporation and by the directors and officers of the Corporation, substantially in the form attached as Schedule 4.1(1)(d)(v);

(vi)         written resignations of all directors and officers of the Corporation, in each case with effect from the Effective Time;

(vii)        a certificate of status or its equivalent of the Vendor under the laws of the jurisdiction governing its corporate existence in respect of the Vendor:

(viii)       a certificate of a senior officer of the Vendor certifying the Constating Documents of the Vendor, certifying the resolutions of the board of directors of the Vendor authorizing the execution, delivery and performance of its obligations under this Agreement and all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by the Vendor, and certifying the incumbency and signatures of the officers of the Vendor executing this Agreement and any other document relating to the Transactions;

(ix)         a copy of the letter from the Vendor's IP counsel, Clark + Elbing LLP, addressed to the Vendor, in the form reasonably requested by Purchaser's Counsel; and

(x)          such other documentation as the Purchaser reasonably requests on a timely basis in order to establish the completion of the Transactions and the taking of all corporate proceedings in connection with the Transactions (as to certification and otherwise), in each case in form and substance satisfactory to the Purchaser, acting reasonably.

(2)          Each of the conditions set out in Section 4.1(1) is for the exclusive benefit of the Purchaser and the Purchaser may waive compliance with any such condition in whole or in part by notice in writing to the Vendor, except that no such waiver operates as a waiver of any other condition.

4.2         Conditions for the Benefit of the Vendor

(1)          The Vendor shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the Effective Time on the Closing Date:

(a)          the Purchaser shall have complied with or performed all of the obligations, covenants and agreements under this Agreement to be complied with or performed by the Purchaser on or before the Closing Date, to the satisfaction of the Vendor, acting reasonably;

(b)          all of the Related Transactions that are to be completed prior to the Closing shall have been executed, delivered and completed;

(c)          there is no injunction or restraining order issued preventing, and no pending or threatened Proceeding, against any Party, for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of the Transactions is improper or would give rise to a Proceeding, under any Applicable Law or under any Contract; and

(d)          the Purchaser has caused to be delivered to the Vendor the following:

(i)          a certificate of status of the Purchaser or its equivalent under the laws of the jurisdiction governing its corporate existence;

(ii)          a certificate of a senior officer of the Purchaser certifying the Constating Documents of the Purchaser, certifying the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by the Purchaser, and certifying the incumbency and signatures of the officers of the Purchaser executing this Agreement and any other document relating to the Transactions;

(iii)         payment of the amounts required to be paid on the Closing Date under Section 2.3; and

(iv)         a full and final mutual release of the Corporation against the Vendor as shareholder of the Corporation and the directors and officers of the Corporation, substantially in the form attached as Schedule 4.1(1)(d)(v).

(2)          Each of the conditions set out in Section 4.2(1) is for the exclusive benefit of the Vendor and the Vendor may waive compliance with any such condition in whole or in part by notice in writing to the Purchaser, except that no such waiver operates as a waiver of any other condition.

4.3         Waiver of Conditions of Closing.  If any of the conditions set forth in Section 4.1 has not been satisfied, the Purchaser may elect in writing to waive the condition and proceed with the completion of the Transactions and, if any of the conditions in Section 4.2 has not been satisfied, the Vendor may elect in writing to waive the condition and proceed with the completion of the Transactions.  Any such waiver and election by the Purchaser or the Vendor, as the case may be, will only serve as a waiver of the specific closing condition and the other Party will have no liability with respect to the specific waived condition.

Article 5

REPRESENTATIONS AND WARRANTIES

5.1          Representations and Warranties of the Vendor.  The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on these representations and warranties in connection with its purchase of the Purchased Shares and that the Purchaser would not purchase the Purchased Shares without these representations and warranties:

(1)          Organization and Status.  It is a corporation duly incorporated and organized, and is validly subsisting, under the laws of Delaware and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction.

(2)          Corporate Power.  It has all necessary corporate power and authority to own or lease or dispose of its undertakings, property and assets (including the Purchased Shares), to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder.

(3)          Authorization.  All necessary corporate action has been taken by it or on its part to authorize its execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder.

(4)          Enforceability.  This Agreement has been duly executed and delivered by it and (assuming due execution and delivery by the other Parties) is a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.  Each of the contracts, agreements and instruments required by this Agreement to be delivered by it will at the Closing have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will at Closing be enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(5)          Ownership of Purchased Shares.  It is the registered and beneficial owner of the Purchased Shares, with good and marketable title thereto, free and clear of all Encumbrances, and has the exclusive right to dispose of the Purchased Shares as provided in this Agreement.  None of the Purchased Shares is subject to (i) any Contract or restriction which in any way limits or restricts the transfer to the Purchaser of the Purchased Shares other than the requirement to obtain the approval of the Corporation's directors as set out in the Corporation's articles, and (ii) any voting trust, pooling agreement, shareholder agreement, voting agreement or other Contract, arrangement or understanding with respect to the Purchased Shares (or any of them).  On completion of the Transactions, it will have no ownership interest in the Corporation, whether direct or indirect, actual or contingent, and the Vendor shall transfer to the Purchaser good and marketable title to the Purchased Shares, free and clear of all Encumbrances.

(6)          No Other Agreements to Purchase.  No Person other than the Purchaser has any Contract or any right or privilege capable of becoming a Contract for the purchase or acquisition of the Purchased Shares or any of them.

(7)          Bankruptcy.  It is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it.  It has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution.  No receiver or interim receiver has been appointed in respect of it or any of its undertakings, property or assets (including any of the Purchased Shares) and no execution or distress has been levied on any of its undertakings, property or assets (including any of the Purchased Shares), nor have any proceedings been commenced in connection with any of the foregoing.

(8)          Absence of Conflict.  The execution, delivery and performance by it of this Agreement and the completion of the Related Transactions and the Transactions will not (whether after the passage of time or notice or both) result in:

(a)          the breach or violation of any of the provisions of, or constitute a default under, or give any Person the right to seek or cause a termination, cancellation, amendment or renegotiation of any Contract to which it is a party or by which any of its undertakings, property or assets is bound or affected;

(b)          the breach or violation of any of the provisions of, or constitute a default under, or conflict with any of its obligations under:

(i)          any provision of its Constating Documents or resolutions of its board of directors (or any committee thereof) or shareholders;

(ii)          any judgment, decree, order or award of any Governmental Authority having jurisdiction over it;

(iii)         any Approval issued to it or held by it or held for the benefit of or necessary to the ownership of any of the Purchased Shares; or

(iv)         any Applicable Law;

(c)          the creation or imposition of any Encumbrance over any of the Purchased Shares; or

(d)          the requirement of any Approval from any of its creditors.

(9)          Litigation.  There are no Proceedings (whether or not purportedly on its behalf) pending or outstanding or, to its knowledge, threatened against it which could affect the Purchased Shares or its ability to perform its obligations under this Agreement.  To its knowledge there is not any factual or legal basis on which any such Proceeding might be commenced with any reasonable likelihood of success.

5.2         Representations and Warranties of the Vendor Relating to the Corporation.  The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on these representations and warranties in connection with its purchase of the Purchased Shares and that the Purchaser would not purchase the Purchased Shares without these representations and warranties:

(1)          Organization and Status.  Prior to the Related Transactions, the Corporation was duly existing and validly subsisting, under the laws of the Province of British Columbia and was up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction.  As of the date hereof, the Corporation is duly continued, existing and organized, and is validly subsisting, under the laws of the Province of Ontario and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction.  There are no other jurisdictions where the Corporation carries on any business or where it either owns or operates any Assets or in which the nature of the business or the Assets makes the registration, licensing or qualification as an extra-provincial or foreign corporation necessary.

(2)          Corporate Power.  The Corporation has all necessary corporate power and authority to own or lease the Assets and to carry on the Business being conducted by it.

(3)          Authorized and Issued Capital.  Schedule 5.2(3) sets out the authorized and issued shares of the Corporation, the names of the Persons who are shown on the securities register of the Corporation as the holder of any of the shares, the names of the Persons who are the beneficial owners of any of the shares, and the number and class of shares held or owned, as the case may be, by each Person.  All of the shares indicated in Schedule 5.2(3) are the only issued and outstanding shares of the Corporation and have been validly issued and are outstanding as fully paid and non-assessable shares.  There are no shareholders agreements, voting trusts, pooling agreements or other Contracts, arrangements or understandings in respect of the voting of any of the shares of the Corporation.

(4)          Constating Documents.  True, accurate and complete copies of the Constating Documents and to the knowledge of the Vendor other organizational documents of the Corporation have been provided to the Purchaser.

(5)          Options.  No Person has any Contract or any right or privilege capable of becoming a Contract, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any issued or un-issued shares or other securities of the Corporation.

(6)          Absence of Conflict.  The completion of the Transactions will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with any of the obligations of the Corporation under any provision of the Constating Documents or resolutions of the board of directors (or any committee thereof) or shareholders of the Corporation, or any Applicable Law.

(7)          Conduct of Business.  The Vendor acquired the Corporation on July 15, 2014, and from that date until the Closing Date, the Corporation has complied in all material respects with Applicable Laws and carried on the following activities relating to the Z944 Assets (and, as specified in some cases below, until their completion) without any significant interruption:

(a)          conclusion of the phase 1b trials;

(b)          assessment (and completion of the assessment) of the data from the phase 1b trials;

(c)          preparation and completion of the clinical study report for the phase 1b trials;

(d)          ongoing clinical and regulatory analysis and planning;

(e)          ongoing stability testing of clinical materials; and

(f)          ongoing business development activities with potential product partners.

(8)          Subsidiaries and Predecessors.  The Corporation does not own and does not have any Contracts of any nature to acquire, directly or indirectly, any Equity Interests in any Person and the Corporation does not have any Contracts to acquire by any manner whatsoever or lease any other business operations.  Except as set out in Schedule 5.2(7), no Person has been merged with the Corporation by amalgamation, dissolution, arrangement or otherwise.

(9)          Bankruptcy.  The Corporation is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it.  The Corporation has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution.  No receiver or interim receiver has been appointed in respect of the Corporation or any of the Assets and no execution or distress has been levied on any of the Assets, nor have proceedings been commenced in connection with any of the foregoing.

(10)        Real Property and Leased Property.  To the knowledge of the Vendor: (i) the Corporation does not own or lease, nor has it at any time owned any real property, and (ii) the Corporation is not a party to or bound by any lease or Contract relating to the lease, use or occupation of any real property or personal property.

(11)        Intellectual Property.  To the knowledge of the Vendor:

(a)          Schedule 5.2(11) is a true, accurate and complete list of the patent registrations and applications that comprise the Z944 Assets.  The Corporation has the right and authority to use and to transfer the Z944 Assets;

(b)          the Intellectual Property is free and clear of all Encumbrances and the Corporation is not a party to or bound by any Contract or other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affect, the Z944 Assets;

(c)          all of the Intellectual Property that has been developed or created by employees of the Corporation, or pursuant to Contracts with consultants or contractors, has been assigned to the Corporation in writing or in another enforceable manner and all such employees, consultants and contractors have waived in favour of the Corporation all moral rights they have or may have in or related to the Intellectual Property.

(d)          there is no infringement or breach of any industrial or intellectual property rights of any other Person by the Corporation, and the Corporation has not received any notice that the conduct of the Business, including the use of the Intellectual Property, infringed on or breached any industrial or intellectual property rights of any other Person; and

(e)          no Person has claimed that any current or former employee, agent, consultant or third party contractors of the Corporation that contributed to the development of the Intellectual Property owned by the Corporation has, as a result of that contribution, violated the terms and conditions of any Contract with that Person or disclosed or used any trade secret of that Person.

(12)         Insurance.  The Corporation does not maintain any insurance policies.

(13)        Contracts.  To the knowledge of the Vendor, the Corporation is not currently bound by any of the following, except in respect of the Related Transactions:

(a)          any continuing Contract for the purchase of materials, supplies, equipment or services, other than the Piramol contracts;

(b)          any employment or consulting Contract or any other written Contract with any officer, employee, researcher, contractor, agent, representative or consultant, other than the Consulting Agreement dated July 16, 2014 with Margaret Lee;

(c)          any trust indenture, mortgage, hypothec, promissory note, debenture, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with GAAP;

(d)          any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the liabilities, obligations, indebtedness, or commitments (whether accrued, absolute, contingent or otherwise) of any other Person (except for cheques endorsed for collection);

(e)          any Contract for capital expenditures;

(f)          any Contract for the sale or license of any of the Assets or any part of the Business;

(g)          any confidentiality, secrecy or non-disclosure Contract (whether the Corporation is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition or similar Contract;

(h)          any Contract which has or which could have a Material Adverse Effect or is or could be materially burdensome to any of the Assets; or

(i)          any other Contract other than the Contracts that form a part of the Related Transactions.

(14)        No Default Under Contracts.  To the knowledge of the Vendor: (i) the Corporation has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract relating to the Business or the Assets, to which it is a party or by which it is bound or affected, and (ii) there is no dispute between the Corporation and any other party under any such Contract.

(15)        Approvals.  There is no requirement to obtain any Approval for the completion of the Related Transactions and Transactions or to permit the Corporation to conduct the Business or own the Assets.

(16)        Financial Statements.  To the knowledge of the Vendor:

(a)          the Financial Statements and Interim Financial Statements:

(i)          have been prepared in accordance with GAAP;

(ii)         are complete and accurate in all respects;

(iii)         accurately disclose the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation and the results of the operations of the Corporation , as at the dates thereof and for the periods covered thereby;

(iv)         reflect all proper accruals as at the dates thereof and for the periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during or prior to that period; and

(v)          contain or reflect adequate provision for all liabilities and obligations of the Corporation of any nature, whether absolute, contingent or otherwise, matured or unmatured, as at the date thereof; and

(b)          no information has become available to the Vendor that would render the Financial Statements or Interim Financial Statements incomplete or inaccurate.

(17)        Corporate Records.  To the knowledge of the Vendor: (i) the minute books of the Corporation contain true, accurate and complete records of all of its Constating Documents and of every meeting, resolution and corporate action taken by the shareholders, the board of directors and every committee of either of them; and (ii) the share certificate book, register of shareholders, register of directors and officers, securities register and register of transfer of the Corporation are true, accurate and complete.

(18)       Undisclosed Liabilities.  Since July 15, 2014, being the date that the Vendor acquired the Corporation, the Corporation has not incurred any liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, and has not become party to any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to the liabilities, obligations, indebtedness or commitments (whether accrued, absolute, contingent or otherwise) of, any Person that are not disclosed in the Financial Statements other than those disclosed in the Schedules to this Agreement and that do not have a Material Adverse Effect.

(19)        Taxes.    To the knowledge of the Vendor:

(a)          the Corporation has filed in the prescribed manner and within the prescribed times all Tax Returns required to be filed by it in all applicable jurisdictions before the Closing Date;

(b)          all Tax Returns that have been filed by, or with respect to the Corporation are true, complete and correct, report all income and all other amounts and information required to be reported thereon and disclose all Taxes required to be paid for the periods covered thereby;

(c)          the Corporation has never been required to file any Tax Returns with, and the Corporation has never been liable to pay or remit Taxes to, any Governmental Authority outside Canada;

(d)          the Corporation has duly and timely paid all Taxes due and payable by it, including all instalments on account of Taxes that are due and payable before the Closing Date, whether or not assessed by the appropriate Governmental Authority, and has duly and timely paid all assessments and reassessments it has received in respect of all Taxes;

(e)          the Vendor has provided to the Purchaser true, complete and accurate copies of all Tax Returns filed by the Corporation in respect of its completed taxation years ending December 26, 2010, December 26, 2011, December 26, 2012, December 26, 2013, December 31, 2014 and July 14, 2014;

(f)          Canadian federal and provincial income, capital, goods and services and harmonized sales, provincial retail sales and payroll Tax assessments have been issued to the Corporation for all taxation years or periods up to and including its taxation year ended December 31, 2014;

(g)          no notices of determination of loss from the CRA to the Corporation have been requested by or issued to the Corporation and the Corporation has not requested, received or entered into any advance Tax rulings or advance pricing agreements from or with any Governmental Authority.

(h)          there are no audits, reassessments or other Proceedings in progress or threatened against the Corporation, in respect of any Taxes and, in particular, there are no currently outstanding reassessments or written enquiries which have been issued or raised by any Governmental Authority relating to any such Taxes.  The Vendor is not aware of any contingent liability of the Corporation for Taxes or any grounds that could prompt an assessment or reassessment for Taxes, and the Corporation has not received any indication from any Governmental Authority that any assessment or reassessment is proposed;

(i)          the Corporation has not received any indication from any Governmental Authority that any assessment or reassessment is proposed;

(j)          no Governmental Authority has challenged or disputed a filing position taken by the Corporation in any Tax Return and the Corporation is not negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Authority;

(k)          there are no agreements, waivers or other arrangements with any Governmental Authority extending the statutory period providing for an extension of time with respect to the issuance of any assessment or reassessment of Taxes, the filing of any Tax Return, or the payment of any Taxes by or in respect of the Corporation;

(l)          the Corporation is not party to any agreements or undertakings with respect to Taxes and has not made any elections, designations or similar filings with respect to Taxes that have an effect for any period ending after the Closing Date;

(m)         the Corporation has deducted, withheld or collected and remitted in a timely manner to the relevant Governmental Authority all Taxes or other amounts required to be deducted, withheld or collected and remitted by it and the Corporation has not received any requirement from any Governmental Authority pursuant to Section 224 of the Tax Act which remains unsatisfied in any respect;

(n)          the Corporation is a registrant for the purposes of the ETA and its registration number is 8946605371; and

(o)          ~~the Corporation keeps its Books and Records in compliance with section 230 of the Tax Act and all similar provisions of any other Applicable Law in respect of Taxes and the Corporation has in its possession or under its control all Books and Records in respect of Taxes that are required to be maintained and preserved under all Applicable Laws.~~

(20)        Litigation.  To the knowledge of the Vendor, there are no Proceedings (whether or not purportedly on behalf of the Corporation) pending or threatened against or affecting, the Corporation or the Assets, and there is no factual or legal basis on which any such Proceeding might be commenced with any reasonable likelihood of success.

(21)        Accounts and Attorneys.  Schedule 5.2(21) is a true, accurate and complete list of the accounts and safety deposit boxes of the Corporation.  To the knowledge of the Vendor, the Corporation has not given any powers of attorney to any Person.

(22)        Directors and Officers.  Schedule 5.2(22) is a true, accurate and complete list of the names and titles of all the officers and directors of the Corporation.

(23)        Non-Arm's Length Transactions.  The Corporation is not indebted to any officer, director, employee, shareholder or any other Person not dealing at arm's length with the Corporation (within the meaning of the Tax Act).  With the exception of the Related Transactions, to the knowledge of the Vendor the Corporation is not a party to any Contract with any officer, director, employee, shareholder or any other Person not dealing at arm's length with the Corporation (within the meaning of the Tax Act).  No officer, director or shareholder of the Corporation and no entity that is an Affiliate of one or more of those Persons owes any amount to, the Corporation in connection with the Business.

(24)        Employees and Others.  The Corporation does not employ any Persons as employees of the Corporation in any capacity, whether full-time, part-time, salaried, hourly, unionized or non-unionized. The Corporation is not a party to or bound by any Contract relating to any employee plan of any nature whatsoever.

(25)        No Finder's Fees.  Each of the Vendor and the Corporation has not taken and will not take any action that would cause the Purchaser to become liable to any claim for a brokerage commission, finder's fee or other similar arrangement.

(26)        Full Disclosure.  The Vendor has provided the Purchaser with copies of all material Books and Records in its possession or control for the Purchaser's review and due diligence.    There has been no event, transaction or information that has come to the attention of Vendor that has not been disclosed to the Purchaser in writing that could reasonably be expected to have a Material Adverse Effect.

5.3         Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on these representations and warranties in connection with the sale by the Vendor of the Purchased Shares:

(1)          Organization and Corporate Power.  The Purchaser is a corporation duly amalgamated and organized, and is validly subsisting, under the laws of the Province of Ontario and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction.  The Purchaser has all necessary corporate power and authority to acquire the Purchased Shares, to enter into this Agreement and to perform its obligations hereunder.

(2)          Authorization.  All necessary corporate action has been taken by or on the part of the Purchaser to authorize its execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder.

(3)          Enforceability.  This Agreement has been duly executed and delivered by the Purchaser and (assuming due execution and delivery by the other Parties) is a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.  Each of the contracts, agreements and instruments required by this Agreement to be delivered by the Purchaser will at the Closing have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will be enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(4)          Bankruptcy.  The Purchaser is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it.  The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution.  No receiver or interim receiver has been appointed in respect of it or any of its undertakings, property or assets and no execution or distress has been levied on any of its undertakings, property or assets, nor have any proceedings been commenced in connection with any of the foregoing.

(5)          Consents and Approvals.  There is no requirement for the Purchaser to make any filing with or give any notice to any Governmental Authority or to obtain any Permit, as a condition to the lawful completion of the Transactions.

(6)          Absence of Conflict.  The execution, delivery and performance by the Purchaser of this Agreement and the completion of the Transactions will not, (whether after the passage of time or notice or both), result in:

(a)          the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any of its obligations, under:

(i)          any provision of its Constating Documents or resolutions of its board of directors (or any committee thereof) or shareholders;

(ii)          any Approval issued to, held by or for the benefit of, the Purchaser;

(iii)         any Applicable Law; or

(b)          the requirement for any Approval from any creditor of the Purchaser.

(7)          No Finder's Fees.  The Purchaser has not taken, and will not take, any action that would cause either Vendor to become liable to any claim for a brokerage commission, finder's fee or other similar arrangement.

(8)          Due Diligence Disclosure.  Based on the due diligence materials provided and reviewed by the Purchaser, the Purchaser does not have actual knowledge of information with respect to the Corporation or otherwise that could result in any inaccuracy in or breach of any representation, warranty or covenant of the Purchaser in this Agreement.

5.4         Survival of Representations, Warranties and Covenants of the Vendor.  The representations and warranties of the Vendor and, to the extent that they have not been fully performed or waived at or prior to the Closing Time, the covenants and other obligations of the Vendor, in each case contained in this Agreement and in any contract, agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement survive Closing and continue for the benefit of the Purchaser notwithstanding the Closing, any investigation made by or on behalf of the Purchaser or any knowledge of the Purchaser, provided that:

(a)          the representations and warranties set out in Sections 5.1(1),  5.1(2),  5.1(3),  5.1(4),  5.1(5),  5.1(6),  5.1(7),  5.2(1) (insofar as it relates to the due incorporation and organization and the valid existence of the Corporation), 5.2(2),  5.2(3),  5.2(5) and 5.2(9) (collectively, the "Fundamental Representations") survive and continue in full force and effect without limitation of time;

(b)          the representations and warranties set out in Sections  5.2(7) and 5.2(19) survive Closing and continue in full force and effect until, but not beyond, March 31, 2019;

(c)          the remainder of the representations and warranties set out in Sections 5.1 and 5.2 (and the corresponding representations and warranties set out in the Closing Certificates) survive Closing and continue in full force and effect until, but not beyond, the first anniversary of the Closing Date; and

(d)          notwithstanding Sections 5.4(a) through (c), a claim for any breach by the Vendor of any of its representations, warranties and covenants contained in this Agreement or in any contract, agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud, fraudulent misrepresentation, intentional misrepresentation or deliberate or wilful breach may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Applicable Law.

5.5          Survival of the Representations, Warranties and Covenants of the Purchaser.  The representations and warranties of the Purchaser and, to the extent that they have not been fully performed or waived at or prior to Closing, the covenants and other obligations of the Purchaser, contained in this Agreement and in any contract, agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement survive Closing and continue for the benefit of the Vendor notwithstanding the Closing, any investigation made by or on behalf of either of the Vendor or any knowledge of either of them, provided that:

(a)          the representations and warranties set out in Section 5.3 survive Closing and continue in full force and effect, but not beyond, the first anniversary of the Closing Date; and

(b)          notwithstanding Section 5.5(a), a claim for any breach by the Purchaser of any of its representations, warranties and covenants contained in this Agreement or in any contract, agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud, fraudulent misrepresentation, intentional misrepresentation or deliberate or wilful breach may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Applicable Law.

5.6          Termination of Liability.

(1)          No Party or other Person is entitled to indemnification pursuant to Article 8 of this Agreement unless the Party or other Person has given written notice of its Claim for indemnification pursuant to Article 8 prior to the expiry of the relevant survival period prescribed by Sections 5.4 and 5.5 and in that event, only on and subject to the terms and conditions of and to the extent provided for in Article 8.

(2)          This Agreement constitutes a "business agreement" under the Limitations Act 2002 (Ontario) and to the extent that the provisions of this Agreement are found to be an agreement to vary or exclude, or suspend or extend, a limitation period prescribed under such legislation, that limitation period will be deemed to be varied or excluded, or suspended or extended, as the case may be, to the extent necessary to give full force and effect to the provisions of this Agreement.

Article 6
COVENANTS

6.1          Transfer of Documentation.

(1)          On the Closing Date, the Vendor shall deliver, and shall cause to be delivered, to the Purchaser the Books and Records and all documents (except, in the case of those required by Applicable Law to be retained by the Vendor, copies thereof) and other data, technical or otherwise, which are in the possession or control of the Vendor at the Closing Date, relating to the Corporation in the format then held by the Vendor.

6.2          Records and Audit Rights.

(1)          Records.  The Purchaser shall deliver to the Vendor a true and accurate written report, in form and substance satisfactory to the Vendor, acting reasonably every calendar quarter (each a “Reporting Period”), setting out particulars of the business conducted by the Purchaser, its Affiliates and any Licensees in connection with the Z944 Product, on a country-by-country basis (the “Reports”).  The Reports shall include at least the following information:

(a)          a detailed description and accounting of all the Purchaser’s pre-clinical development, clinical development, marketing and business development efforts to commercially develop the Z944 Product containing all particulars that may be necessary for the purpose of showing the amounts payable to the Vendor hereunder;

(b)          the Net Sales, if any;

(c)          a detailed listing of all permitted deductions from the Net Sales, if any;

(d)          descriptions of all payments received by the Purchaser from any Licensees during the applicable period, if any; and

(e)          statement and calculation of any Development Milestone Payments, Sales Milestone Payments, and/or Royalty Payments, if any, due to be paid by the Purchaser to the Vendor for each particular Reporting Period.

(2)          Delivery.  Within 45 days after the end of each Reporting Period after the Closing Date, until all Z944 Payments payable by the Purchaser to the Vendor are satisfied in full, the Purchaser shall deliver the Reports to the Vendor.  The Reports shall be delivered in accordance with Section 9.14 hereto.

(3)          Audit Rights; Late Payments.

(a)          Upon reasonable advance written notice, the Purchaser shall make available to the Vendor upon the Vendor’s request all relevant documents and records relating to the Z944 Product.  The Purchaser shall allow a representative of the Vendor or a third party auditor designated from time to time to visit and inspect the Purchaser’s premises and audit any records or books of account relating to the Z944 Product on reasonable notice and within normal business hours.  Any such audit shall: (i) be conducted in a manner that does not materially disrupt the Purchaser’s business; and (ii) not be conducted more than once in any calendar year, provided that if any audit reveals non-compliance with the terms of this Agreement, a follow-up audit limited to the areas of such non-compliance may be conducted.

(b)          If any such audit or inspection reveals an underpayment of 5% or more with respect to the Development Milestone Payments, Sales Milestone Payments or the Royalty Payments that were properly due under the terms of this Agreement then the Purchaser shall (in addition to forthwith paying any Z944 Payments payable) pay all costs incurred by the Vendor with respect to any audit(s) and/or inspection(s) that uncovered such error, including the costs of any internal and external auditors, accountants and representatives of the Vendor directly involved with such process.

(c)          If the Purchaser fails to make any undisputed Z944 Payment by the date specified herein, then the Purchaser shall increase the amount otherwise due and payable by adding interest at a rate equal to the Prime Rate plus 3%.

(d)          For purposes of this Section 6.2, the Purchaser shall retain all relevant documents and records relating to the Z944 Product in a form that is accessible and reproducible for a period of not less than six years or such greater period as may be required by applicable laws.

6.3          Post-Closing Covenant.

(1)          The Purchaser shall use Commercially Reasonable Efforts to develop and commercialize the Z944 Product until the maturity date of the Promissory Note. Following the payment of the Promissory Note and if the Updated Z944 Assets have not been transferred to the Vendor,  the parties shall negotiate in good faith a development plan for the Z944 Product and the Purchaser shall use commercially reasonable efforts to carry out the agreed upon plan.  If, at any time after the Closing Date, the Purchaser materially breaches its obligation under this  Section 6.3(1),  and such breach is not cured by the Purchaser within 30 days of receiving written notice of such breach from the Vendor, then the Purchaser shall forthwith transfer and convey to the Vendor all right, title and ownership of the Updated Z944 Assets, free and clear of all Encumbrances, such that the Vendor is the sole owner thereof and upon such transfer the Promissory Note shall be cancelled and all obligations of the Purchaser thereunder shall terminate.  The foregoing shall be the Vendor’s sole remedy under this Section 6.3(1) and shall not be subject to the threshold and limitations set out in Section 8.3.  The Purchaser’s obligation to use Commercially Reasonable Efforts to develop and commercialize the Z944 Product shall cease upon the transfer of the Updated Z944 Assets to the Vendor free and clear of all Encumbrances.

(2)          From the Closing Date until the date the Promissory Note is repaid in full, the Purchaser shall not sell, license or otherwise transfer the Updated Z944 Assets to a Third Party without the prior written consent of the Vendor.    In addition, during such period, the Purchaser shall not enter into any agreement or other arrangement related to the Updated Z944 Assets with Cavion, without the prior written consent of the Vendor.

Article 7
TAX MATTERS

7.1          Preparation and Filing of Tax Returns.  The Purchaser shall cause to be prepared all Tax Returns of the Corporation that relate to taxation periods commencing before the Closing Date and are not due for filing until after the Closing Date.  The Vendor shall co-operate fully with the Purchaser in, and make available to the Purchaser in a timely fashion all information reasonably required for, the preparation of those Tax Returns.  The Purchaser shall give the Vendor an opportunity to review and comment on those Tax Returns, by providing copies of them to the Vendor's Counsel at least 30 days before they are required by Applicable Law to be filed.  The Purchaser shall reasonably consider all comments in respect of those Tax Returns received from the Vendor's Counsel within 15 days of the Tax Returns' receipt by the Vendor's Counsel.  However, the Purchaser shall not be obligated to amend the Tax Returns to reflect any such comments.

7.2          Notification Requirements.  The Purchaser shall promptly forward to the Vendor all written notifications and other written communications from any Governmental Authority received by the Purchaser or the Corporation relating to Taxes of the Corporation for all Pre-Closing Periods, and shall promptly inform the Vendor of any audit proposed to be undertaken and any adjustment proposed in writing to be made by any Governmental Authority in respect of a Pre-Closing Period.  Notwithstanding the obligation of the Purchaser to give prompt notice as required above, the failure of the Purchaser to give that prompt notice does not relieve the Vendor of its obligations under this Article 7 except to the extent (if any) that the Vendor have been materially prejudiced thereby.

7.3          Vendor Indemnification.  From and after the Closing Date, the Vendor shall indemnify and save harmless the Purchaser and Purchaser Indemnitees and shall pay to the Purchaser and Purchaser Indemnitees on demand, the amount of any and all Losses suffered or incurred by them, and all Taxes payable by the Corporation, as a direct result of the transfer of the AnaBios License and the assets licensed therein from the Corporation to the Vendor prior to the Closing Date, or any matter or event relating to or arising in connection with the AnaBios License and the assets licensed therein, including matters and events that occurred prior to the Closing Date.  For greater certainty, the foregoing indemnity shall not be subject to the threshold and limitations set out in Section 8.3.

7.4          Purchaser's Contest Rights.  Subject to Section 7.5, the Purchaser shall have the sole right to control, defend, settle, compromise, or prosecute in any manner an audit, examination, investigation, and other proceeding with respect to any Tax Return of the Corporation.  The Purchaser shall keep the Vendor duly informed of any proceedings in connection with any matter for which the Purchaser may have a right to indemnification pursuant to this Article 7 and promptly provide the Vendor with copies of all correspondence and documents relating to those proceedings.  The Vendor shall execute or cause to be executed such documents and shall take such action as reasonably requested by the Purchaser to enable the Purchaser to take any action the Purchaser deems appropriate with respect to any proceedings in respect of which the Purchaser has contest rights under this Agreement, and where such matter is not subject to indemnification hereunder, at the cost and expense of the Purchaser.

7.5          Vendor's Contest Rights.

(1)          The Vendor may at any time by written notice to the Purchaser elect to control, defend, settle, compromise or prosecute in any manner an audit, examination, investigation, or other proceeding with respect to Taxes or Tax issues related to any matter in respect of which the Purchaser may have a right of indemnification pursuant to this Article 7, except that:

(a)          the Vendor shall deliver to the Purchaser a written agreement that the Purchaser is entitled to indemnification for all Taxes arising out of that audit, examination or other proceeding and that the Vendor shall be liable for the entire amount of those Taxes;

(b)          the Vendor may not, without the written consent of the Purchaser, settle or compromise Taxes or Tax issues related to any matter which may affect Tax liabilities of the Purchaser or the Corporation for a Post-Closing Period; and

(c)          the Vendor shall pay to the Purchaser the amount of all Taxes (including, for greater certainty, interest and penalties) specified in the notice of assessment or other claim from the Governmental Authority to which the Purchaser's indemnity Claim relates (provided that the notice of assessment or other claim is provided to the Purchaser) within 10 Business Days before the amount is required to be paid to the Governmental Authority or within 10 Business Days after the Purchaser has forwarded to the Vendor a Claim for indemnity, whichever is later.

(2)          The Purchaser and/or the Corporation, as applicable, shall execute or cause to be executed such documents or take such action as reasonably requested by the Vendor to enable the Vendor to take any action they deem appropriate with respect to any proceedings in respect of which the Vendor have contest rights under this Agreement.  In addition:

(a)          the Vendor shall keep the Purchaser duly informed of any proceedings in connection with any matter which may affect the Taxes payable by the Purchaser or the Corporation; and

(b)          the Purchaser shall be promptly provided with copies of all correspondence and documents relating to those proceedings and may, at its option and its own expense, participate in those proceedings through counsel of its choice.

7.6          Indemnification Procedures.  Except to the extent expressly provided to the contrary in this Article 7, the general procedures regarding notice and pursuit of indemnification Claims set forth in Sections 8.4 to 8.12 apply to all Claims for indemnification made under this Article 7, except that notwithstanding any provision of Article 8 to the contrary, if a Claim for indemnification involves any matter covered in this Article 7, then the contest provisions of Sections 7.4 and 7.5, as applicable, control regarding the defence and handling of any such Third Party Claim that could give rise to an indemnification obligation on the part of the Vendor.  For greater certainty, there is no limit on the time period during which a Claim for indemnification may be made under this Article 7.

7.7          US Tax Matters .  The Purchaser shall:

(1)          make available to the Vendor, in a timely fashion, all financial information of the Corporation that is reasonably required by the Vendor for purposes of complying with the Vendor’s filing and reporting obligations under the United States Internal Revenue Code of 1986 as amended, replaced or otherwise supplemented from time to time (the “Code”), as such filing and reporting obligations may relate to the operations of the Corporation during any portion of the 2015 calendar year; and

(2)          use reasonable commercial efforts, acting in good faith, to avoid and to cause the Corporation to avoid undertaking any activities that could generate any Subpart F income under the Code in the 2015 calendar year in respect of the Corporation.  In connection therewith, the Purchaser shall avoid and shall cause the Corporation to avoid the following during calendar 2015:

(a)          making any Section 338(g) elections under the Code regarding the Corporation; and

(b)          taking any steps to amalgamate or reorganize the Corporation in a manner that could be taxable under the Code and thereby generate Subpart F income under the Code.

Article 8
INDEMNIFICATION

8.1          Indemnification by the Vendor.  In addition to any other indemnification provided by the Vendor contained in this Agreement and subject to this Article 8, the Vendor shall indemnify and save harmless the Purchaser and, to the extent named or involved in any Third Party Claim, the Purchaser Indemnitees from, and shall pay to the Purchaser and the Purchaser Indemnitees, on demand, the amount of any and all Losses, as a result of or arising in connection with:

(a)          any inaccuracy of or any breach of any representation or warranty made by the Vendor in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement;

(b)          to the extent not performed or waived prior to Closing any breach or non-performance by the Vendor of any covenant or other obligation contained in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement; and

(c)          any Claim by any Person for brokerage or finder's fees, commission or similar payments based on any agreement or understanding made or alleged to have been made by any such Person with the Vendor or the Corporation (or any Person acting on their behalf) in connection with the Transaction.

8.2          Indemnification by the Purchaser.  Subject to this Article 8, the Purchaser shall indemnify and save harmless the Vendor and, to the extent named or involved in any Third Party Claim, the Vendor Indemnitees from, and shall pay to the Vendor and the Vendor Indemnitees, on demand, the amount of any and all Losses as a result of or arising in connection with:

(a)          any inaccuracy of or any breach of any representation or warranty made by the Purchaser in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement;

(b)          to the extent not performed or waived prior to Closing any breach or non-performance by the Purchaser of any covenant or other obligation contained in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement; and

(c)          any Claim by any Person for brokerage or finder's fees, commission or similar payments based on any agreement or understanding made or alleged to have been made by any such Person with the Purchaser (or any Person acting on its behalf) in connection with the Transaction.

8.3          Threshold and Limitations.

(1)          The obligation of the Vendor to indemnify the Purchaser and the Purchaser Indemnitees pursuant to Section 8.1 and the Purchaser's obligation to indemnify the Vendor and the Vendor Indemnitees pursuant to Section 8.2 are applicable only if the aggregate of those Losses suffered or incurred by the Purchaser and the Purchaser Indemnitees, on the one hand, or by the Vendor and the Vendor Indemnitees, on the other hand, as applicable, is in excess of $50,000 ("Minimum Amount").  If the aggregate of those Losses incurred by the Purchaser and the Purchaser Indemnitees exceeds the Minimum Amount, the Vendor shall be obliged to indemnify the Purchaser and the Purchaser Indemnitees for all of those Losses, including the Losses up to and including the Minimum Amount, up to an aggregate cumulative maximum amount of $500,000 (the "Maximum Amount"). If the aggregate of those Losses incurred by the Vendor and the Vendor Indemnitees exceeds that Minimum Amount, the Purchaser shall be obliged to indemnify the Vendor and the Vendor Indemnitees for all of those Losses up to, but not exceeding, the Maximum Amount.

(2)          The provisions of Section 8.3(1) do not apply in respect of (a) any inaccuracy or breach of a representation or warranty involving fraud, fraudulent misrepresentation or intentional misrepresentation, (b) any inaccuracy or breach of a Fundamental Representation, which is subject to Section 8.3(3), (c) the indemnification by the Vendor contained in Section 7.3, which is not subject to any threshold or limitation provided for in this Section 8.3.,  (d) any breach of the covenants of the Purchaser in Section 6.2(3)(c), or (e) any breach of the covenants of the Purchaser in Section 6.3(1) and the remedies available to the Vendor thereunder, which are limited to the transfer of the Updated Z944 Assets as set out in Section 6.3(1) and not subject to any threshold or limitation provided for in this Section 8.3, and further provided that in the case of any claim for indemnification by the Vendor or the Vendor Indemnitees relating to the Z944 Payments including the late payment thereof, the obligation of the Purchaser to indemnify the Vendor and the Vendor Indemnitees shall not exceed the amount of the Z944 Payment and any additional amounts payable pursuant to 6.2(3)(b) and (c) that are outstanding and unpaid.   Except as set forth in this Section 8.3(2), and notwithstanding any other provision of this Agreement to the contrary, the Minimum Amount and the Maximum Amount shall apply to all Direct Claims and to all Third Party Claims.

(3)          Notwithstanding Section 8.3(1) and 8.3(2), the obligation of the Vendor to indemnify the Purchaser and the Purchaser Indemnitees pursuant to Section 8.1(a) where the inaccuracy or breach is of a Fundamental Representation is applicable only if the aggregate of those Losses suffered or incurred by the Purchaser and the Purchaser Indemnitees exceeds the Minimum Amount, and shall not exceed an aggregate maximum amount of $5,000,000 (the “Fundamental Maximum Amount”). If the aggregate of those Losses incurred by the Purchaser and the Purchaser Indemnitees exceeds the Minimum Amount, the Vendor shall be obligated to indemnify the Purchaser and the Purchaser Indemnitees for all of those Losses, including the Losses up to and including the Minimum Amount, but not exceeding the Fundamental Maximum Amount.

8.4          Notice of Claim.

(1)          An Indemnitee, promptly on becoming aware of any circumstances that have given or could give rise to a Third Party Claim or a Direct Claim, shall give an Indemnification Notice of those circumstances to the Indemnitor.  The Indemnification Notice will specify whether the Losses arise as a result of a Third Party Claim or a Direct Claim, and will also specify with reasonable particularity (to the extent the information is available) the factual basis for the Claim and the amount of the Losses, if known.

(2)          The failure to give, or delay in giving, an Indemnification Notice does not relieve the Indemnitor of its obligations except and only to the extent of any prejudice caused to the Indemnitor by that failure or delay.

(3)          Provided that the Indemnitee gives an Indemnification Notice of the Claim to the Indemnitor on or prior to the expiry of the applicable time period related to that representation and warranty or covenant, as the case may be, set out in Sections 5.4 and 5.5, liability of the Indemnitor for that representation, warranty or covenant will continue in full force and effect until the final determination of that Claim.

8.5         Third Party Claims.

(1)          The Indemnitor has the right, by notice to the Indemnitee given not later than 30 days after receipt of the Indemnification Notice, to assume control of the defence, compromise or settlement of the Third Party Claim provided that:

(a)          the Third Party Claim involves only money damages and does not seek any injunctive or other equitable relief;

(b)          if the named parties in any Third Party Claim include both the Indemnitor and the Indemnitee, representation by the same counsel would, in the judgment of the Indemnitee, still be appropriate notwithstanding any actual or potential differing interests between them (including the availability of different defences);

(c)          settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the judgment of the Indemnitee, likely to establish a precedent, custom or practice adverse to the continuing business interest of the Indemnitee; and

(d)          the Indemnitor, from time to time, at the request of the Indemnitee, gives security satisfactory to the Indemnitee against any costs and other liabilities to which the Indemnitee may be or become exposed as a result of that Third Party Claim.

(2)          On the assumption of control by the Indemnitor, it is conclusively established for purposes of this Agreement that the Third Party Claim is within the scope of, and is subject to, the indemnification pursuant to this Article 8, and:

(a)          the Indemnitor will actively and diligently proceed with the defence, compromise or settlement of the Third Party Claim at the Indemnitor's sole cost and expense, including the retaining of counsel reasonably satisfactory to the Indemnitee;

(b)          the Indemnitor will keep the Indemnitee fully advised with respect to the defence, compromise or settlement of the Third Party Claim (including supplying copies of all relevant documents promptly as they become available) and will arrange for its counsel to inform the Indemnitee on a regular basis of the status of the Third Party Claim;

(c)          the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defence of the Third Party Claim (provided the Indemnitor shall continue to control that defence); and

(d)          the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless consented to by the Indemnitee (which consent may not be unreasonably or arbitrarily withheld, delayed or conditioned).

(3)          Provided all the conditions set forth in Section 8.5(1) are satisfied and the Indemnitor is not in breach of any of its obligations under Section 8.5(2), the Indemnitee will, at the expense of the Indemnitor, co-operate with the Indemnitor and use its best efforts to make available to the Indemnitor all relevant information in its possession or under its control (provided that it does not cause the Indemnitee to breach any confidentiality obligations) and will take such other steps as are, in the reasonable opinion of counsel for the Indemnitor, necessary to enable the Indemnitor to conduct that defence, provided always that:

(a)          no admission of fault may be made by or on behalf of the Purchaser or any Purchaser Indemnitee without the prior written consent of the Purchaser;

(b)          no admission of fault may be made by or on behalf of either Vendor or any Vendor Indemnitee without the prior written consent of the Vendor; and

(c)          the Indemnitee is not obligated to take any measures which, in the reasonable opinion of the Indemnitee's legal counsel, could be prejudicial or unfavourable to the Indemnitee.

(4)          If (i) the Indemnitor does not give the Indemnitee the notice provided in Section 8.5(1), (ii) any of the conditions in Section 8.5(1) are unsatisfied, or (iii) the Indemnitor breaches any of its obligations under Sections 8.5(2) or 8.5(3), the Indemnitee may assume control of the defence, compromise or settlement of the Third Party Claim as in its sole discretion may appear advisable, and is entitled to retain counsel as in its sole discretion may appear advisable, the whole at the Indemnitor's sole cost and expense.  Subject to Section 8.4, any settlement or other final determination of the Third Party Claim will be binding on the Indemnitor.  The Indemnitor will, at its sole cost and expense, cooperate fully with the Indemnitee and use its best efforts to make available to the Indemnitee all relevant information in its possession or under its control and take such other steps as are, in the reasonable opinion of counsel for the Indemnitee, necessary to enable the Indemnitee to conduct the defence.  Subject to Section 8.4, the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third Party Claim (including legal fees and expenses), and will remain responsible for any Losses the Indemnitee may suffer resulting from, arising out of or relating to the Third Party Claim to the fullest extent provided in this Article 8.

8.6         Direct Claims.  Following receipt of an Indemnification Notice in respect of a Direct Claim, the Indemnitor has 60 days to make such investigation of the Direct Claim as is considered necessary or desirable.  For the purpose of that investigation, the Indemnitee shall make available to the Indemnitor the information relied on by the Indemnitee to substantiate the Direct Claim, together with such information as the Indemnitor may reasonably request.  If the Parties agree at or prior to the expiry of this 60 day period (or prior to the expiry of any extension of this period agreed to by the Parties) as to the validity and amount of that Direct Claim, then subject to Section 8.4 the Indemnitor shall immediately pay to the Indemnitee the full amount as agreed to by the Parties of the Direct Claim, failing which the Parties shall be entitled to pursue any remedies available to them at law or in equity.  For clarity, the Purchaser is deemed to have incurred or suffered Losses as of and from the Closing Date as a consequence of any reduction in the value of the Purchased Assets resulting from an inaccuracy or breach of any representation or warranty by the Vendor or any breach or non-fulfillment by the Vendor of any of their covenants or obligations under this Agreement.

8.7         Waiver. The Indemnitor waives any right it may have to require an Indemnitee to proceed against or enforce any other right, power, remedy or security or to claim payment from any other Person before claiming under the indemnity provided for in this Article 8.  It is not necessary for an Indemnitee to incur expense or make payment before enforcing that indemnity.

8.8         Duty to Mitigate and Subrogation.

(1)          Nothing in this Agreement in any way restricts or limits the general obligation under Applicable Law of an Indemnitee to mitigate any loss which it may suffer or incur by reason of a breach by an Indemnitor of any representation, warranty, covenant or obligation of the Indemnitor under this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement.

(2)          The Indemnitee shall, to the extent permitted by Applicable Law, subrogate its rights relating to any Third Party Claim to the Indemnitor and shall make all counterclaims and implead all third Persons as may be reasonably required by the Indemnitor, the whole at the cost and expense of the Indemnitor.

8.9         Obligation to Reimburse.

(1)          Subject to Section 8.4, the Indemnitor shall reimburse to the Indemnitee the amount of any Losses as of the later of (i) date that the Indemnitee incurs any such Losses and (ii) the date of demand by the Indemnitee, together with interest thereon from that date until payment in full, at the rate per annum equal to 3%, that payment being made without prejudice to the Indemnitor's right to contest the basis of the Indemnitee's Claim for indemnification. For greater certainty, this Section 8.4 shall not apply to any claim for indemnification by the Vendor or the Vendor Indemnitees relating to the Z944 Payments including the late payment thereof, which shall be governed by the limits set out in Section 8.3(2).

(2)          The amount of any and all Losses under this Article 8 are to be determined net of any amounts recovered or recoverable by the Indemnitee under insurance policies, indemnities, reimbursement arrangements or similar contracts with respect to those Losses.  The Indemnitee shall take all appropriate steps to enforce that recovery.  Each

Party waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(3)          If an Indemnitee is subject to Tax in respect of the receipt of an amount pursuant to this Article 8, after taking into account any offsetting deduction or tax credit available in respect of the applicable Losses, then the amount payable by the Indemnitor will be increased by an amount (the "Increased Amount") such that the Indemnitee will be in the same position after paying Tax on the amount received hereunder, including any Taxes payable on the Increased Amount, as the Indemnitee would have been in had the Losses giving rise to that payment not arisen and had that amount not been payable.

(4)          If any payment (the "Payment") made pursuant to this Article 8 is subject to GST/HST or is deemed by the ETA or any similar provision of any Applicable Law to be inclusive of GST/HST, the Indemnitor will pay to the Indemnitee, in addition to the Payment, an amount equal to the GST/HST in connection with that Payment and that additional amount.

8.10        Exclusivity.  Unless otherwise provided in this Agreement or any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement, the provisions of this Article 8 constitute the sole remedy available to either Vendor and the Purchaser to any Claim for breach of covenants, representation, warranty or other obligation or provision of this Agreement or any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement (other than a Claim for specific performance or injunctive relief) and to any and all other indemnities provided in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement.

8.11        Set-Off.  A Party is entitled to set-off any Losses subject to Indemnification under this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement against any other amounts payable by the Party to another party whether under this Agreement or otherwise.

8.12        Trust and Agency.  The Purchaser accepts each indemnity in favour of any of the Purchaser Indemnitees that is not a Party as agent and trustee of that Purchaser Indemnitee and may enforce any such indemnity in favour of that Purchaser Indemnitee on behalf of that Purchaser Indemnitee.  Each Vendor accepts each indemnity in favour of any of the Vendor Indemnitees as agent and trustee of that Vendor Indemnitee and may enforce any such indemnity in favour of that Vendor Indemnitee on behalf of that Vendor Indemnitee.

Article 9
GENERAL

9.1         Confidentiality of Information.

(1)         For the purposes of this Section 9.1, "Confidential Information" of a Party at any time means all information relating to that Party which at the time is of a confidential nature (whether or not specifically identified as confidential), is known or should be known by the other relevant Party or its Representatives as being confidential, and has been or is from time to time made known to or is otherwise learned by the relevant other Party or any of its Representatives as a result of the matters provided for in this Agreement, and includes:

(a)          the existence and the terms of this Agreement and of any other contract, agreement, instrument, certificate or other document to be entered into as contemplated by this Agreement;

(b)          a Party's business records; and

(c)          all Books and Records and all other information and documentation with respect to the Corporation, the Business and the Assets provided by the Vendor and the Corporation to the Purchaser and its Representatives, including all notes, analyses, compilations, studies, summaries and other material prepared by the Purchaser and its Representatives as a result of the Books and Records, information or documentation.

Notwithstanding the foregoing, Confidential Information does not include any information that at the time has become generally available to the public other than as a result of a disclosure by the other Party or any of its Representatives, any information that was available to the other Party or its Representatives on a non-confidential basis before the date of this Agreement or any information that becomes available to the other Party or its Representatives on a non-confidential basis from a Person (other than the Party to which the information relates or any of its Representatives) who is not, to the knowledge of the other Party or its Representatives, otherwise bound by confidentiality obligations to the Party to which the information relates in respect of the information or otherwise prohibited from transmitting the information to the other Party or its Representatives.

(2)          Each Party shall (and shall cause each of its Representatives to) hold in strictest confidence and not use in any manner, other than as expressly contemplated by this Agreement, all Confidential Information of the other Parties.

(3)          Subject to Section 9.2, Section 9.1(2) shall not apply to the disclosure of any Confidential Information where that disclosure is required by Applicable Law.  In that case, the Party required to disclose (or whose Representative is required to disclose) shall, as soon as possible in the circumstances, notify the other Parties of the requirement of the disclosure including the nature and extent of the disclosure and the provision of Applicable Law pursuant to which the disclosure is required.  To the extent possible, the Party required to make the disclosure shall, before doing so, provide to the other Parties the text of any disclosure.  On receiving the notification, the other Parties may take any reasonable action to challenge the requirement, and the affected Party shall (or shall cause the applicable Representative to), at the expense of the other Parties, assist the other Parties in taking that reasonable action.  Notwithstanding the foregoing, no disclosure shall be made of the amount of the Purchase Price, unless and to the extent required by Applicable Law.

(4)          Each Party shall (and shall cause each of its Representatives to) promptly, on a request from any other Party, return to the requesting Party all copies of any tangible items (other than this Agreement), if any, that are or that contain Confidential Information of the requesting Party, except that if the Party so obligated to return Confidential Information or its Representatives have prepared notes, analyses, compilations, studies or summaries containing or concerning any Confidential Information, then that Party may, instead of returning the notes, analyses, compilations, studies or summaries, destroy them and provide a certificate to that effect to the requesting Party.

9.2         Public Announcements.  No Party shall make any public statement or issue any press release concerning the Transactions except as agreed by the Parties acting reasonably or as may be necessary, in the opinion of counsel to the Party making that disclosure, to comply with the requirements of all Applicable Law.  If any public statement or release is so required, the Party making the disclosure shall consult with the other Parties before making that statement or release, and the Parties shall use all reasonable efforts, acting in good faith, to agree on a text for the statement or release that is satisfactory to the Parties.

9.3         Disclosure and Consultation.

(1)          Before any public statement or press release concerning the Transactions, no Party shall disclose this Agreement or any aspect of the Transactions except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with the Transactions and counsel to that institution, or as may be required by any Applicable Law or securities exchange regulations or as agreed by the Parties.

(2)          The Vendor and the Purchaser shall consult with each other concerning the manner by which the Corporation's Employees, customers, suppliers and other Persons having dealings with the Corporation shall be informed of the Transactions, and the Purchaser shall have the right to be present for any such communication.

9.4          Expenses.  Each Party shall pay all expenses (including Taxes imposed on those expenses) it incurs in the authorization, negotiation, preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants. The Vendor shall cause the Corporation not to incur any such fees and expenses or other out-of-pocket expenses in connection with this Agreement and the Transactions.

9.5          Best Efforts.  In this Agreement, unless specified otherwise, an obligation of any Party to use its best efforts to obtain any Approval does not require the Party to make any payment to any Person for the purpose of procuring the Approval, except for payments for amounts due and payable to that Person, payments for incidental expenses incurred by that Person and payments required by any Applicable Law.

9.6          No Third Party Beneficiary.  Except as provided for in Section 8.12, this Agreement is solely for the benefit of the Parties and no third party accrues any benefit, claim or right of any kind pursuant to, under, by or through this Agreement.

9.7          Entire Agreement.  This Agreement together with the other agreements to be entered into as contemplated by this Agreement (the "Other Agreements") constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and the Other Agreements and supersede all prior correspondence, agreements, negotiations, discussions and understandings, written or oral.  Except as specifically set out in this Agreement or the Other Agreements, there are no representations, warranties, conditions or other agreements or acknowledgements, whether direct or collateral, express or implied, written or oral, statutory or otherwise, that form part of or affect this Agreement or the Other Agreements or which induced any Party to enter into this Agreement or the Other Agreements.  No reliance is placed on any representation, warranty, opinion, advice or assertion of fact made either prior to, concurrently with, or after entering into, this Agreement or any Other Agreement, or any amendment or supplement hereto or thereto, by any Party to this Agreement or any Other Agreement or its Representatives, to any other Party or its Representatives, except to the extent the representation, warranty, opinion, advice or assertion of fact has been reduced to writing and included as a term in this Agreement or that Other Agreement, and none of the parties to this Agreement or any Other Agreement has been induced to enter into this Agreement or any Other Agreement or any amendment or supplement by reason of any such representation, warranty, opinion, advice or assertion of fact.  There is no liability, either in tort or in contract, assessed in relation to the representation, warranty, opinion, advice or assertion of fact, except as contemplated in this Section.

9.8          Non-Merger.  Except as otherwise provided in this Agreement, the covenants, representations and warranties set out in this Agreement do not merge but survive Closing and, notwithstanding such Closing or any investigation by or on behalf of a Party, continue in full force and effect.  Closing does not prejudice any right of one Party against another Party in respect of any remedy in connection with anything done or omitted to be done under this Agreement.

9.9          Time of Essence.  Time is of the essence of this Agreement.

9.10        Amendment.  This Agreement may be supplemented, amended, restated or replaced only by written agreement signed by each Party.

9.11        Waiver of Rights.  Any waiver of, or consent to depart from, the requirements of any provision of this Agreement is effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement operates as a waiver of that right.  No single or partial exercise of any such right precludes any other or further exercise of that right or the exercise of any other right.

9.12         Jurisdiction.  Each Party irrevocably and unconditionally attorns to the jurisdiction of the courts of the province of Ontario.

9.13         Governing Law.  This Agreement and any dispute arising from or in relation to this Agreement are governed by, and interpreted and enforced in accordance with, the law of the

Province of Ontario and the laws of Canada applicable in that province, excluding the choice of law rules of that province.

9.14        Notices.

(1)          Any notice, demand or other communication (in this Section 9.14, a "notice") required or permitted to be given or made under this Agreement must be in writing and is sufficiently given or made if:

(a)          delivered in person and left with a receptionist or other responsible employee of the relevant Party at the applicable address set forth below;

(b)          sent by prepaid courier service or (except in the case of actual or apprehended disruption of postal service) mail; or

(c)          sent by facsimile transmission, with confirmation of transmission by the transmitting equipment (a "Transmission");

in the case of a notice to the Vendor, addressed to it at:

Epirus Biopharmaceuticals, Inc.
699 Boylston Street, 8th floor
Boston, Massachusetts
USA 02116

Attention:	General Counsel
Facsimile No.:	[redacted]

with a copy (not constituting notice) to:

Blake, Cassels & Graydon LLP
595 Burrard Street
P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver, British Columbia V7X 1L3

Attention:	[redacted]
Facsimile No.:	[redacted]

and in the case of a notice to the Purchaser, addressed to it at:

Taro Pharmaceuticals Inc.
130 East Drive
Brampton, Ontario L6T 1C1

Attention:	[redacted]
Facsimile No.:	[redacted]

with a copy (not constituting notice) to:

Borden Ladner Gervais LLP
40 King Street West
Toronto, Ontario M5H 3Y4

Attention:	[redacted]
Facsimile No.:	[redacted]

(2)          Any notice sent in accordance with this Section 9.14 is deemed to have been received:

(a)          if delivered prior to or during normal business hours on a Business Day in the place where the notice is received, on the date of delivery;

(b)          if sent by mail, on the fifth Business Day after mailing in the place where the notice is received, or, in the case of disruption of postal service, on the fifth Business Day after cessation of that disruption;

(c)          if sent by facsimile during normal business hours on a Business Day in the place where the Transmission is received, on the same day that it was received by Transmission, on production of a Transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the relevant facsimile number of the recipient; or

(d)          if sent in any other manner, on the date of actual receipt;

except that any notice delivered in person or sent by Transmission not on a Business Day or after normal business hours on a Business Day, in each case in the place where the notice is received, is deemed to have been received on the next succeeding Business Day in the place where the notice is received.

(3)          Any Party may change its address for notice by giving notice to the other Parties.

9.15        Assignment.  No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its rights or obligations under this Agreement to any Person.

9.16        Further Assurances.  Each Party shall promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Agreement that any other Party may reasonably require, for the purposes of giving effect to this Agreement.

9.17        Severability.  If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, that provision will, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to the other Parties or circumstances.  The Parties shall engage in good faith negotiations to replace any provision which is so restricted, prohibited or unenforceable with an unrestricted and enforceable provision, the economic effect of which comes as close as possible to that of the restricted, prohibited or unenforceable provision which it replaces.

9.18        Successors.  This Agreement is binding on, and enures to the benefit of, the Parties and their respective successors.

9.19        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together constitute one agreement.  Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in legible form, including in a tagged image format file (TIFF) or portable document format (PDF), shall be equally effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first above written.

EPIRUS BIOPHARMACEUTICALS, INC.

By:	/s/ Robert Ticktin
Name:
Title:

TARO PHARMACEUTICALS INC.

By:	/s/ Kal Sundaram
Name:
Title:
Approved

Taro Legal